UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 4, 2007

ECC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32430	84-1642470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1733 Alton Parkway, Irvine, California	92606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 955-8733

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 4, 2007, Performance Credit Corporation, formerly known as Encore Credit Corp. (“Performance”), a wholly owned subsidiary of ECC Capital Corporation (the “Company”), filed suit in the Central District of California, Southern Division, against EMC Mortgage Corporation (“EMC”), a subsidiary of Bear Stearns, seeking damages of more than $20 million for alleged breach of contract in connection with EMC’s purchases of Performance’s residential mortgage loan portfolio during the period from October 10, 2006 through February 9, 2007 (the “Complaint”). The Complaint alleges that EMC agreed to purchase and securitize Performance’s entire loan production monthly and assume responsibility for any early payment defaults by mortgage loan borrowers. The Complaint also alleges that EMC breached the agreement by, among other things, delaying the purchase of certain loans originated by Performance. As a result of these alleged breaches by EMC, the Complaint alleges that Performance suffered losses of more than $20 million when these mortgage loans declined in value from the date EMC agreed to purchase such loans until the date EMC ultimately did purchase them.

Performance has also commenced arbitration proceedings against EMC, seeking damages of more than $5 million for EMC’s breach of a Loan Servicing Agreement (“Servicing Agreement”). Performance alleges in its Demand for Arbitration that EMC breached the Servicing Agreement by failing to act diligently to collect all payments due under each of the mortgage loans required to be serviced and otherwise to perform its obligations under the Servicing Agreement.

Although the Company and Performance believe that these claims are well-founded, as is true of all legal proceedings, it is impossible at an early stage to predict with accuracy the likely outcome or amount of recovery, if any, that may be obtained from these actions. The Company expects that there will be substantial costs associated with the prosecution of these claims, which may never be recouped and which may have a material effect on the Company’s results of operations. In addition, Bear Stearns has significantly more resources than the Company, which may lead to prolonged litigation and increased expenses related to the prosecution of these claims.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC CAPITAL CORPORATION

April 4, 2007	By:	/s/ Roque A. Santi
Roque A. Santi
President and Chief Financial Officer